EXHIBIT 99.1

PRESS RELEASE

THE CHEESECAKE FACTORY ANNOUNCES

LEASE ACCOUNTING CORRECTIONS

FOR IMMEDIATE RELEASE	CONTACT: JANE VALLAIRE
(818) 871-3000

Calabasas Hills, CA March 4, 2005 – The Cheesecake Factory Incorporated (Nasdaq: CAKE) today announced that it will adjust its accounting for leases after the Company’s review of the matter with its Audit Committee and consultation with its independent auditors, PricewaterhouseCoopers LLP. Like many other companies in the retail and restaurant industries, The Cheesecake Factory has reviewed its accounting for leases in light of the views expressed by the Chief Accountant of the Securities and Exchange Commission in a February 7, 2005 letter to the American Institute of Certified Public Accountants.

On March 3, 2005, the Company’s management and its Audit Committee concluded that the Company’s accounting for leases was not in conformity with generally accepted accounting principles. Accordingly, management and the Audit Committee determined that the Company’s previously issued consolidated financial statements, including those in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2003 and the related report of independent auditors, and those in the Company’s Quarterly Reports on Form 10-Q for the first three fiscal quarters of 2004, should no longer be relied upon. In addition, management and the Audit Committee have determined that the Company’s unaudited financial results included in its press release issued on February 8, 2005 should no longer be relied upon.

The Cheesecake Factory leases all of its locations under operating lease agreements with terms of approximately 20 years. Most of these agreements require the Company to pay a minimum base rent plus a contingent rent based on a percentage of restaurant sales to the extent this amount exceeds the minimum base rent. The lease agreements also generally include scheduled increases in the minimum base rent.

In prior periods, the Company’s policy was to record as rent expense the greater of the minimum rent, as adjusted for scheduled increases over the lease term, or the contingent rent based on a percentage of sales. As the Company’s restaurants have consistently operated at very high volumes, contingent rent was always well in excess of such minimum rent. Consequently, with respect to all leases requiring contingent rent payment, the Company’s accounting for rent expense reflected the contingent rent amount. The Company has determined that it should have recorded the straight-lined minimum rent over the lease term plus contingent rent to the extent it exceeded minimum rent per the lease agreement. Total rent expense over the term of the lease will not change as a result of this correction in accounting treatment. However, this adjustment will significantly increase rent expense in the first half of

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

the lease term and likewise decrease rent expense in the second half of the lease term. As 83 of the Company’s 93 locations are less than half way through their lease terms, the Company currently expects, based on its review to date, that this adjustment will result in a decrease in previously reported net income. The Company has not yet determined the amount of any such adjustments or its impact on net income per share.

In addition, the Company is continuing to review its accounting treatment for construction allowances and other lease incentives with its independent auditors. Results of this review could require additional adjustments to the Company’s financial statements for the current and prior periods, but would have no effect on cash balances previously reported.

The Cheesecake Factory is working diligently to complete its review of these matters and to quantify the impact of the necessary adjustments on each of the prior reporting periods. Due to the time and effort involved in fully determining the effect of these adjustments on the Company’s previously issued financial statements, the Company expects that it will be required to file a Form 12b-25 with the SEC and to delay for up to 15 days the filing of its Annual Report on Form 10-K for the fiscal year ended December 28, 2004.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they were made. The adjustments described above are subject to change based upon completion of the review by the Company and its independent auditors. The Company undertakes no obligation to update publicly or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company’s filings with the Securities and Exchange Commission.

The Cheesecake Factory Incorporated operates 88 upscale, casual dining restaurants under The Cheesecake Factory® name that offer an extensive menu of more than 200 items with an average check of approximately $16.60. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company’s restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates five upscale casual dining restaurants under the Grand Lux Cafe® name; one self-service, limited menu “express” foodservice operation under The Cheesecake Factory Express® mark inside the DisneyQuest® family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® name.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100